Exhibit 99.2

大成 Salans FMC SNR Denton McKenna Long dentons.cn

北京大成律师事务所

Dentons Law Office

www.dentons.cn

北京市朝阳区东大桥路9号侨福芳草地D座7层 (100020)

7/F, Building D, Parkview Green FangCaoDi, No.9, Dongdaqiao Road

Chaoyang District, 100020, Beijing, China

Tel: +86 10-58137799 Fax: +86 10-58137788

17th, December, 2018

To: ASIA TIMES HOLDING LIMITED. (the “Company”)

Room 3902A Dachong International Center,

No.39 Tong Gu Road, Nanshan district, Shen Zhen,

People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to ASIA TIMES HOLDING LIMITED (the “Company”), a company incorporated under the laws of the British Virgin Islands Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, par value $0.001 per share, of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

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1	Documents and Assumptions

1.1	In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

1.2	In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

1.2.1	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

1.2.2	Each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

1.2.3	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

1.2.4	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

1.2.5	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

2	Definitions

2.1	In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

2.1.1	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

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2.1.2	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

2.1.3	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

2.1.4	“PRC Companies” means PRC Subsidiary and PRC Operating Entity, and “PRC Company” means any of them;

2.1.5	“PRC Operating Entity” means QIANHAI ASIA TIMES (SHEN ZHEN) INTERNATIONAL FINANCE SERVICE CO., LTD. (the “ASIA TIMES”);

2.1.6	“PRC Subsidiary” means HUAYA CONSULTANT CO., LTD. (the “HUAYA”);

2.1.7	“PRC Laws” mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

3	Opinions

3.1	Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

3.1.1	VIE Structure.

The ownership structure of PRC Companies, currently and immediately after giving effect to the Offering, will not result in any violation of PRC laws or regulations currently in effect. Each of PRC Companies and, to the best of our knowledge after due inquiry, each shareholder of ASIA TIMES, has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption “Our History and Corporate Structure” (the “VIE Agreements”) to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party.

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According to the provisions of relevant laws and regulations of PRC, the VIE Agreements are compliant with the provisions of existing laws and regulations of PRC. The PRC Operating Entity has completed the registration of the pledge of relevant equity interests with the administrative authorities for industry and commerce. The VIE Agreements are valid, binding and enforceable, and will not result in any violation of (i) PRC laws or regulations currently in effect, or (ii) any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of the PRC Companies. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained.

To the best of our knowledge after due inquiry, none of the PRC Companies is in material breach or default in the performance or observance of the VIE Agreements to which it is a party.

3.1.2	M&A Rule.

Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we believe that since the PRC Subsidiary was established by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies the contractual arrangements contemplated under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that the issue and sale of the Ordinary Shares by the Company on the Nasdaq Capital Market, do not require any Governmental Authorization. However, there are substantial uncertainties regarding the interpretation and application of current PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

3.1.3	Foreign Exchange Registration.

Pursuant to regulations on foreign exchange control, prior to making contribution in a special purpose vehicle by a Chinese resident using its legitimate assets or interests in China or overseas, the Chinese resident shall apply to the foreign exchange bureau for completion of foreign exchange registration formalities for overseas investment. As of the date of this Letter of Opinions, the shareholders have not completed such registration procedures. The failure of the shareholders to comply with the registration procedures may subject the shareholders to fines less than ¥50,000. If the registration formalities cannot be processed retrospectively, the repatriation of the financing funds, profits and other interests of the shareholders obtained through special purpose vehicles, for use in China, would be prohibited. In addition, the cross-border capital flows between PRC Subsidiary and its offshore parent company, including distributing dividends, paying contributions, etc., would be illegal.

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3.1.4	Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the British Virgin Islands.

3.1.5	Taxation.

The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Enterprise Taxation,” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

3.1.6	PRC Laws.

All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Business,” “Business-Corporate History and Structure,” “Regulations,” “Management,” “Related Party Transactions” and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

3.2	Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

3.2.1	Our opinion is limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

3.2.2	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

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3.2.3	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3.2.4	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

3.2.5	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiaries and PRC government officials.

3.2.6	This opinion is intended to be used in the context which is specifically referred to herein.

3.2.7	We have not undertaken any independent investigation to ascertain the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Subsidiaries or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Dentons

Dentons Law Offices, LLP

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APPENDIX

List of VIE Agreements

1. Exclusive Service Agreement (独家服务协议) entered into between the HUAYA and ASIA TIMES;

2. Shareholders’ Voting Rights Proxy Agreement (股东投票代理权协议) entered into between the HUAYA, AISA TIMES and individual shareholders of ASIA TIMES;

3. Call Option Agreement (购买选择权协议) entered into between the HUAYA, AISA TIMES and individual shareholders of ASIA TIMES;

4. Equity Pledge Agreement (股权质押协议) entered into among the HUAYA and individual shareholders of ASIA TIMES.

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